Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Fourth Quarter Results of

AFFO at $0.19 per share vs. Guidance of $0.15-$0.17 per share

New York, NY (February 26, 2015) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter and year ended December 31, 2014.

Highlights

▪	Adjusted funds from operations (“AFFO”) per share grew to $0.19 per share for the fourth quarter of 2014 from a deficit of ($0.52) per share for the fourth quarter of 2013. AFFO for the fourth quarter of $0.19 per share exceeded the Company’s AFFO guidance of $0.15 to $0.17 per share.

▪	Adjusted funds from operations (“AFFO”) grew to $1.7 million for the quarter from a deficit of ($0.6) million for the prior year quarter.

▪	Total revenues grew 216% to $9.8 million for the quarter from $3.1 million for the prior year quarter.

▪	Property operating expenses declined to 42.8% of revenue for the quarter, from 54.9% of revenue in the prior year quarter.

▪	General and administrative expenses (excluding non-cash amortization) as a percentage of revenue declined to 3.5% for the quarter from 15.9% for the prior year quarter.

▪	Property Net Operating Income (NOI) grew 190.5% to $6.1 million for the quarter, from $2.1 million in the prior year quarter.

▪	Same store NOI increased 13.8% for the quarter, as compared to the prior year quarter.

▪	Real estate investments, at cost, increased 79% to $300 million at December 31, 2014 from $168 million at the prior year end.

▪	BRG invested in 2 properties totaling 602 units for a total commitment of $31.8 million since the beginning of the fourth quarter. BRG disposed of 3 properties for a weighted average IRR of 67.4%, and an equity multiple of 1.8 times since the beginning of the fourth quarter.

▪	The Company declared monthly dividends for the first quarter of 2015 equal to a quarterly rate of $0.29 per share on the Company's Classes A and B common stock. This equates to a 9.3% annualized yield based on the closing price of $12.43 for the Class A common stock as of December 31, 2014.

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Management Commentary

“2014 was a pivotal year for the Company,” said Ramin Kamfar, the Company’s Chairman and CEO. “We successfully listed the Company on the NYSE MKT through our IPO in April, grew our portfolio substantially from five to eleven properties during the year, and commenced a monthly dividend at an annual rate of $1.16 per share. Since the IPO, our focus remains on growing the company through accretive acquisitions, and, as appropriate, dispositions to accretively recycle capital.”

“We currently have earmarked $80 million of cash to fund the acquisitions of our pipeline properties over the next several months. We believe the additional properties will significantly grow and strengthen our cash flow and AFFO in 2015,” added Mr. Kamfar.

Recent Acquisition and Disposition Activity

▪	On November 4, 2014, the Company acquired a 95% interest in a Class A, 2005 construction, 306-unit apartment community located in Orlando, Florida, known as ARIUM Grande Lakes. The total purchase price of the property was approximately $43.3 million.

▪	On December 10, 2014 the Company disposed the Estates at Perimeter/Augusta property, in which it held a 25.0% interest, for an aggregate sales price of approximately $26.0 million, generating net proceeds to the Company of approximately $1.7 million and an IRR of 6.0%.

▪	On December 18, the Company disposed of the Grove at Waterford property, in which it held a 60% interest, for an aggregate sales price of approximately $37.7 million, generating net proceeds to the Company of approximately $9.0 million and an IRR of 85.0%.

▪	On January 12, 2015, the Company made a convertible preferred equity investment in a 269-unit Class A development property, located in Houston, Texas, known as Alexan Southside. The investment is structured to provide a 15% current return, with an option to convert into partial ownership of the underlying asset upon stabilization.

▪	On January 14, 2015, the Company’s sold its 19.8% interest in 23Hundred@Berry Hill for an aggregate sales price of $61.2 million, generating net proceeds of approximately $7.3 million for the Company and an IRR of 60.0%.

Financial Results Fourth Quarter 2014

AFFO for the fourth quarter of 2014 was $1.7 million, or $0.19 per diluted share, as compared to a deficit of ($0.6) million, or ($0.52) per share as compared to the prior year period. The increase in AFFO from the prior year period is driven by making additional investments in nine properties during 2014 and a reduction of cash general and administrative expenses as a percentage of revenue, and more favorable terms of our new management agreement, which began on April 2, 2014, the date of our initial public offering.

Net income attributable to common stockholders for the fourth quarter of 2014 was $2.6 million, as compared to a net loss of $1.1 million in the prior year period. The net income for the 2014 fourth quarter was partially the result of $4.1 million in gains on the sales of the Estates at Perimeter/Augusta and Grove at Waterford properties, offset by non-cash depreciation and amortization expense of $3.2 million.

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Same Store Portfolio Performance

Same store NOI for the fourth quarter of 2014 increased by 13.8% from the same period in the prior year. There was a 6.2% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 3.2% increase in average revenue per occupied unit, the acquisition of 22 additional units at our Enders property, and a 1.1% increase in average occupancy. In addition, same store expenses decreased 3.2% compared to prior year period, primarily due to a decrease in repair and maintenance expenses.

Portfolio Summary and Transaction Activity

The following is a summary of our investments as of December 31, 2014:

Property Name	Location	Year Built/ Renovated (1)	Ownership Interest	Units	Average Rent		% Occupied

MDA Apartments	Chicago, IL	2006	35.3%	190	$2,232		92.1%

Alexan CityCentre	Houston, TX	Est. 2016	N/A (2)	340	$2,144	(2)	-(2)

Enders Place at Baldwin Park	Orlando, FL	2003	89.5%	220	$1,480		97.3%

23Hundred @ Berry Hill	Nashville, TN	2014	19.8%	266	$1,455		94.0%

UCF Orlando	Orlando, FL	Est. 2015	N/A (2)	296	$1,211	(2)	-(2)

Lansbrook Village	Palm Harbor, FL	2004	76.8%	588	$1,108		92.5%

Village Green of Ann Arbor	Ann Arbor, MI	2013	48.6%	520	$1,103		96.0%

ARIUM Grande Lakes	Orlando, FL	2005	95.0%	306	$1,081		92.8%

North Park Towers	Southfield, MI	2000	100%	313	$1,031		94.2%

Springhouse at Newport News	Newport News, VA	1985	75.0%	432	$814		94.2%

Villas at Oak Crest	Chattanooga, TN	1999	67.8%	209	$803		97.6%

Total/Average				3,680	$1,165	(3)	94.3%

(1) All dates are for the year construction was completed, except MDA City Apartments, Village Green of Ann Arbor, Villas at Oak Crest and North Park Towers, for which the date represents the most recent year that a significant renovation program was completed.

(2) Property is in development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization.

(3)Total average excludes pro forma expected rent for the two development properties, Alexan CityCentre and UCF Orlando.

Q1 2015 Outlook: For the first quarter 2015, the Company anticipates AFFO in the range of $0.10 to $0.11 per share; and $0.26 to $0.28 per share on a proforma basis. For assumptions underlying earnings guidance, please see the p. 23 of Company’s Q4 2014 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com).

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Dividend Details

On January 9, 2015, our board of directors authorized, and we declared, monthly dividends for the first quarter of 2015 equal to a quarterly rate of $0.29 per share on our Class A common stock and $0.29 per share on our Class B common stock, payable to the stockholders of record as of January 25, 2015, February 25, 2015 and March 25, 2015, which will be paid in cash on February 5, 2015, March 5, 2015 and April 5, 2015, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of January 25, 2015, $0.096667 per share for the dividend paid to stockholders of record as of February 25, 2015, and March 25, 2015. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

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Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We made no investments, had one full disposition and two partial dispositions in 2013, and have acquired interests in nine additional properties and had three dispositions in 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss) attributable to common shareholders	$2,558	$(1,080)	$(5,172)	$(2,971)
Add: Pro-rata share of depreciation and amortization(1)	1,954	539	7,598	2,441
	4,512	(541)	2,426	(530)
Less: Pro-rata share of
(gain) loss on sale of joint venture interests	(6,113)	1	(6,560)	(1,687)
Funds from Operations (FFO)	$(1,601)	$(540)	$(4,134)	$(2,217)
Add: Pro-rata share of
acquisition and disposition costs	2,962	11	6,619	475
non-cash equity compensation	435	15	1,112	89
Less: Pro-rata share of
normally recurring capital expenditures	(126)	(37)	(378)	(114)
Adjusted Funds from Operations (AFFO)	$1,670	$(551)	$3,219	$(1,767)

Weighted average common shares outstanding - diluted	8,682,742	1,054,125	5,381,787	1,032,339

PER SHARE INFORMATION:
FFO - diluted	$(0.18)	$(0.51)	$(0.77)	$(2.15)
AFFO - diluted	$0.19	$(0.52)	$0.60	$(1.71)

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

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Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net income applicable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Month Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss) attributable to common stockholders	$2,558	$(1,080)	$(5,172)	$(2,971)
Net income (loss) attributable to noncontrolling interest	85	(449)	(1,386)	(1,442)
Interest expense	2,468	1,310	8,168	5,138
Depreciation and amortization	3,183	1,229	13,231	5,813
Amortization of share-based compensation	435	15	1,112	89
Gain on sale of joint venture interest	—	—	(1,006)	—
Equity in (gain) loss on sale of unconsolidated subsidiaries	(4,067)	1	(4,067)	(1,604)
Acquisition costs	850	(7)	4,378	192
Loss on early extinguishment of debt	—	—	880	—

EBITDA	$5,512	$1,019	$16,138	$5,215

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

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Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014(1)	2013(1)	2014(1)	2013(1)
Net operating income
Same store	$1,892	$1,663	$7,367	$6,964
Non-same store	4,220	406	11,796	4,087
Total net operating income	6,112	2,069	19,163	11,051
Less:
Interest expense	2,560	1,317	8,620	5,632
Total property income	3,552	752	10,543	5,419
Less:
Noncontrolling interest pro-rata share of property income	1,570	751	5,219	4,061
Other income (loss) related to JV/MM entities	26	—	82	10
Pro-rata share of total properties’ income	1,956	1	5,242	1,348
Less pro-rata share of:
Depreciation and amortization	1,953	672	7,598	2,574
Line of credit interest, net	—	184	191	958
Management fees	442	90	978	489
Acquisition and disposition costs	2,962	(95)	6,619	370
General and administrative	604	229	2,604	1,615
Add pro-rata share of:
Other income	10	—	112	—
Equity in operating earnings of unconsolidated subsidiaries	440	—	904	—
Gain on sale of joint venture interest	6,113	(1)	6,560	1,687
Net (loss) income attributable to common stockholders	$2,558	$(1,080)	$(5,172)	$(2,971)

(1) Same Store sales related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments.

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Conference Call

All interested parties can listen to the live conference call webcast at 12:00 PM ET on Thursday, February 26, 2015 by dialing +1 (877) 270-2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until March 26, 2015 at http://services.choruscall.com/links/blue150226.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10060136.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes. Please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including statements relating to the Company’s operating environment, operating trends, and outlook. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” attached as Exhibit 99.1 to Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on November 18, 2014, and subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact
(Media)
Josh Hoffman
(208) 475.2380
jhoffman@bluerockre.com

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